Exhibit 10.7

AMENDMENT NO. 3 TO LETTER AGREEMENT

This Third Amendment (the “Amendment”) to the letter agreement dated August 17, 2022 (the “Letter Agreement”), is made and entered into as of the 4th day of October 2022 by and between ClimateRock (the “Company”) and Maxim Group LLC (“Maxim”). The Company and Maxim are herein collectively referred to as the “Parties” with each individually being a “Party.”

WITNESSETH:

Whereas, the Parties entered into that certain Letter Agreement; and

Whereas, the Parties desire to modify certain terms of the Letter Agreement, all as more fully described herein.

Now, therefore, in consideration of the foregoing and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Definitions. Capitalized terms used and not otherwise defined herein shall have the meaning ascribed to such terms in the Letter Agreement.

2.	Amendments.

The following sentence in Section 2(B) of the Letter Agreement:

“With respect to any financing undertaken by the Company (or any successor to the Company) during the term of the Agreement, the Company (or any successor of the Company) shall use Maxim as its sole underwriter, placement agent and/or financial advisor with respect to such financings upon the economic terms set forth below, it being understood that such other customary terms and conditions of Maxim’s engagement shall be memorialized under a separate agreement consistent with this Section, and provided, also, that Company shall not be obligated to pay to Maxim any compensation with respect to investors who are introduced by the Target.”

Is replaced by the following wording (change highlighted in yellow)

“With respect to any financing undertaken by the Company (or any successor to the Company) during the term of the Agreement, the Company (or any successor of the Company) shall use Maxim as its sole underwriter, placement agent and/or financial advisor with respect to such financings upon the economic terms set forth below, it being understood that such other customary terms and conditions of Maxim’s engagement shall be memorialized under a separate agreement consistent with this Section, and provided, also, that Company shall not be obligated to pay to Maxim any compensation with respect to investors who are introduced by the Target or by Gluon Partners LLC or any of its affiliates.”

3.	Reference to and Effect on the Letter Agreement. Except as specifically modified or amended by the terms of this Amendment, the Letter Agreement and all provisions contained therein are, and shall continue, in full force and effect and are hereby ratified and confirmed. All references in the Letter Agreement to itself shall be deemed references to the Letter Agreement as amended hereby.

4.	Counterparts. This Amendment may be executed in any number of separate counterparts, each of which shall be deemed an original and all of which shall be deemed to be one and the same instrument.

5.	Governing Law. This Amendment shall be governed by the laws of New York without regard to principles of conflict of laws.

6.	Successors and Assigns. This Amendment shall be binding upon the parties and their respective successors and assigns.

7.	Headings. Headings in this Amendment are included for convenience of reference purposes only and shall not constitute a part of this Amendment for any other purpose.

In witness whereof, the Parties hereto have executed this Amendment as of the day and year first above written.

CLIMATEROCK

By:	/s/ Per Regnarsson
Name:	Per Regnarsson
Title:	Chief Executive Officer

MAXIM GROUP LLC

By:	/s/ Clifford A. Teller
Name:	Clifford A. Teller
Title:	Co-President

By:	/s/ Justin Rabinowitz
Name:	Justin Rabinowitz
Title:	Director, Investment Banking